                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

[X]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              JCC HOLDING COMPANY
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         O-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                           [JCC HOLDING COMPANY LOGO]

                                ONE CANAL PLACE
                          365 CANAL STREET, SUITE 900
                          NEW ORLEANS, LOUISIANA 70130

                                                                  April 19, 2000

Dear Stockholder:

     On behalf of the board of directors and management of JCC Holding Company, I cordially invite you to our annual meeting of stockholders to be held on Tuesday, May 16, 2000 at 10:00 a.m. central time at the Harrah's New Orleans Casino in the Mansion Ballroom, 4 Canal Street, New Orleans, Louisiana, 70130.

     At the annual meeting, stockholders will be asked to (a) elect two directors for a three year term and (b) ratify the appointment of independent accountants. These matters are described in the accompanying notice of annual meeting and proxy statement.

     It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking the enclosed proxy card. Please then sign and date the proxy card and return it in the enclosed envelope whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at the meeting.

     If you plan to attend the meeting, please check the card in the space provided. This will assist us with meeting preparations and will enable us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

                                            Sincerely,

                                            /s/ Frederick W. Burford

                                            Frederick W. Burford
                                            President and Chief Executive
                                            Officer

                              JCC HOLDING COMPANY

                                ONE CANAL PLACE
                          365 CANAL STREET, SUITE 900
                          NEW ORLEANS, LOUISIANA 70130

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 2000

                             ---------------------

     NOTICE HEREBY IS GIVEN that the 2000 annual meeting of stockholders of JCC Holding Company will be held at the Harrah's New Orleans Casino in the Mansion Ballroom, 4 Canal Street, New Orleans, Louisiana, 70130, on Tuesday, May 16, 2000 at 10:00 a.m. central time for the purposes of:

          1. Electing two directors to serve until the 2003 annual meeting of stockholders;

          2. Ratifying the appointment of Deloitte & Touche LLP as our independent accountants for the fiscal year ending December 31, 2000; and

          3. Transacting such other business as properly may come before the annual meeting or any adjournments thereof.

     Information relating to the foregoing matters is set forth in the attached proxy statement. Stockholders of record at the close of business on Thursday, March 23, 2000 are entitled to receive notice of and to vote at the annual meeting and any adjournments.

                                            By Order of the Board of Directors.

                                            /s/ L. CAMILLE FOWLER

                                            L. Camille Fowler
                                            Vice President -- Finance,
                                            Treasurer and Secretary

New Orleans, Louisiana
April 19, 2000

     PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU CAN SPARE YOUR COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION BY RETURNING YOUR PROXY CARD PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

                              JCC HOLDING COMPANY
                             ---------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 2000

     The board of directors of JCC Holding Company, a Delaware corporation, is furnishing this proxy statement to solicit your proxy for the voting of your shares at our 2000 annual meeting of stockholders and at any adjournments. The annual meeting will be held on Tuesday, May 16, 2000 at 10:00 a.m. central time at the Harrah's New Orleans Casino in the Mansion Ballroom, 4 Canal Street, New Orleans, Louisiana, 70130.

     We are mailing this proxy statement and the accompanying proxy card to stockholders on or about April 19, 2000.

                                     VOTING

GENERAL

     Our authorized capital stock consists of class A common stock, par value $.01 per share, class B common stock, par value $.01 per share, and unclassified common stock, par value $.01 per share. Prior to the transition date (as defined below), we may not issue shares of unclassified common stock, and on and after the transition date, we may not issue shares of class A or class B common stock. Each share of class A and class B common stock outstanding on the transition date will automatically convert into one share of unclassified common stock. The term "transition date" means the date upon which the earliest of the following events occurs: (1) October 28, 2002, (2) the end of two consecutive 12-month periods in each of which contingent payments under the senior subordinated notes due 2009 with contingent payments and senior subordinated contingent notes due 2009 issued by Jazz Casino Company, L.L.C., our wholly-owned subsidiary, equals or exceeds $15 million and (3) the end of a 30-day period during which the average daily closing minimum market value (as defined below) equals or exceeds $435 million (as adjusted to account for class A or class B common stock that we purchase or additional shares of class A or class B common stock that we issue). The term "minimum market value" means, for any trading day, the sum of (a) the closing price of our class A common stock multiplied by the number of shares of class A common stock that we issued on October 30, 1998 to holders of Harrah's Jazz Company's, a Louisiana general partnership and the predecessor to our operations, and Harrah's Jazz Finance Corp.'s 14 1/4% first mortgage notes due 2001 with contingent interest pursuant to the third amended joint plan of reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code, as modified through October 13, 1998, of Harrah's Jazz Company, Harrah's Jazz Finance Corp. and Harrah's New Orleans Investment Company, an indirect wholly-owned subsidiary of Harrah's Entertainment, Inc. and (b) the closing price for $1,000 of Jazz Casino Company's senior subordinated notes with contingent payments and its senior subordinated contingent notes divided by $1,000, and then multiplied by the aggregate principal amount outstanding of these notes.

SECURITIES THAT CAN BE VOTED AT THE ANNUAL MEETING

     The securities that can be voted at the annual meeting consist of the class A common stock and class B common stock. Except in the election of directors, holders of class A and class B common stock are entitled to cast one vote for each share held on the record date on each matter submitted to the stockholders at the annual meeting. In the election of directors, (1) holders of class A common stock are entitled to cast one vote for each share of class A common stock held on the record date for any person chosen to stand for election by the Class A director nomination committee of the board of directors or nominated by the holder in accordance with our Bylaws and (2) holders of class B common stock are entitled to cast one vote for each share of class B common stock held on the record date for any person chosen to stand for election by the Class B director nomination committee of the board of directors or nominated by the holder in accordance with our Bylaws.

     The record date for determining stockholders who are entitled to receive notice of, and to vote at, the annual meeting has been fixed by the board of directors as the close of business on March 23, 2000. On the record date, 5,638,314 shares of class A common stock held of record by 430 stockholders and 4,452,623 shares of class B common stock held of record by two stockholders were outstanding and eligible to be voted at the annual meeting. Harrah's Crescent City Investment Company, a wholly-owned subsidiary of Harrah's Entertainment, was the record holder of approximately 96.6% of the issued and outstanding shares of class B common stock, or approximately 42.6% of the issued and outstanding shares of class A and class B common stock, on the record date.

QUORUM AND VOTE REQUIRED

     At the annual meeting, the presence, in person or by proxy, of (1) the holders of a majority of the issued and outstanding shares of class A common stock entitled to vote thereat and (2) the holders of a majority of the issued and outstanding shares of class B common stock entitled to vote thereat, will constitute a quorum for the transaction of business. Abstentions, votes withheld from any nominee, and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum at the annual meeting. Broker non-votes are votes that brokers holding shares of record for their customers are not permitted to cast under applicable stock exchange rules because the brokers have not received specific instructions from their customers as to certain proposals and as to which the brokers have advised us that they lack voting authority.

     The following stockholder votes will be required to approve the two proposals to be submitted by us at the annual meeting.

     - With regard to the proposal to elect two directors to serve until the 2003 annual meeting of stockholders (Proposal 1), (a) the Class A director nominee must be elected by the affirmative vote of a plurality of the issued and outstanding shares of class A common stock present in person or by proxy at the annual meeting and entitled to vote in such election and (b) the Class B director nominee must be elected by the affirmative vote of a plurality of the issued and outstanding shares of class B common stock present in person or by proxy at the annual meeting and entitled to vote in such election. As a result, shares that are withheld from voting as to any nominee will have the same effect as a vote against the nominee, but broker non-votes will have no effect.

     - The proposal to ratify the appointment of independent accountants (Proposal 2) must be approved by the holders of a majority of the shares of class A and class B common stock present in person or by proxy at the annual meeting and entitled to vote thereat. As a result, abstentions will have the same effect as a vote against the proposal, but broker non-votes will have no effect.

PROXIES; OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

     You may use the accompanying proxy card if you are unable to attend the annual meeting in person or are able to attend but do not wish to vote in person. You should specify your choices with regard to each proposal on the enclosed proxy card. All properly executed and dated proxy cards delivered by stockholders to us in time to be voted at the annual meeting and not revoked will be voted at the annual meeting in accordance with the instructions given. If you do not give specific instructions on your proxy card, the shares represented by a signed and dated proxy card will be voted "FOR" the election of the two director nominees named in Proposal 1 and "FOR" Proposal 2.

     The board of directors is not aware of any other business to be presented to a vote of the stockholders at the annual meeting. As permitted by Rule 14a-4(c) of the SEC, the persons named as proxies on the proxy cards will have discretionary authority to vote in their judgment on any proposals presented by stockholders for consideration at the annual meeting that are submitted to us after March 1, 2000. Such proxies also will have discretionary authority to vote in their judgment upon the election of any person selected in accordance with our Restated Certificate of Incorporation as a director nominee in place of a nominee named in Proposal 1 who is unable to serve or for good cause will not serve as a director, and upon matters incident to the conduct of the annual meeting.

     Your giving a proxy does not affect your right to vote in person should you attend the annual meeting. However, the only way to revoke a proxy is by the following methods:

     - giving written notice of revocation to JCC Holding Company, One Canal Place, 365 Canal Street, Suite 900, New Orleans, Louisiana 70130,
       Attention: L. Camille Fowler, Vice President -- Finance, Treasurer and Secretary;

     - by executing and delivering a proxy card bearing a later date to Ms. Fowler; or

     - by voting in person at the annual meeting.

If you will not be attending the annual meeting, you should return your proxy or notice in time for receipt no later than the close of business on the day preceding the annual meeting.

     We are soliciting your proxy on behalf of the board of directors, and we will bear all related costs. In addition to soliciting proxies directly, we have requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We also may solicit proxies through our directors, officers and employees in person and by telephone and facsimile, but we will not pay them any additional compensation for doing this.

                                STOCK OWNERSHIP

     The following table sets forth certain information as of February 1, 2000 (unless otherwise indicated) regarding the beneficial ownership of our class A and class B common stock by (a) each person who is known by us to own more than 5% of either the class A or class B common stock, (b) each director and nominee for director, (c) each executive officer named in the Summary Compensation Table and (d) all directors and executive officers as a group. As of February 1, 2000, there were 5,638,314 shares of class A common stock and 4,452,623 shares of class B common stock outstanding.

     Pursuant to the rules of the SEC, the number of shares of class A and class B common stock beneficially owned by a specified person or group includes shares issuable pursuant to convertible securities, warrants and options held by the person or group that may be converted or exercised within 60 days after February 1, 2000. These shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by the person or group but are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person or group.

     The persons named in the table gave us the stock ownership information about themselves. Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by them.

                                                    CLASS A COMMON STOCK         CLASS B COMMON STOCK
                                                 --------------------------   --------------------------
                                                    SHARES                       SHARES
NAME AND ADDRESS                                 BENEFICIALLY   PERCENT OF    BENEFICIALLY   PERCENT OF
OF BENEFICIAL OWNER                                 OWNED       CLASS OWNED      OWNED       CLASS OWNED
-------------------                              ------------   -----------   ------------   -----------
Harrah's Entertainment, Inc.(1)................          --          --        4,302,623        96.6%
Merrill Lynch & Co., Inc.(2)...................   1,042,654        18.5%              --          --
Merrill Lynch Corporate Bond Fund, Inc.(3).....     732,105        13.0%              --          --
David M. Knott(4)..............................     309,200         5.5%              --          --
Colin V. Reed..................................          --          --               --          --
Seth E. Lemler(5)..............................       5,000           *               --          --
Eddie N. Williams(5)...........................      12,000           *               --          --
Edwin Jacobson(5)..............................       5,000           *               --          --
Philip G. Satre(6).............................          --          --               --          --
Rudy J. Cerone(5)..............................       5,000           *               --          --
Frederick W. Burford(7)(8).....................     147,000         2.6%              --          --
L. Camille Fowler(7)(9)........................      40,200           *               --          --
Fred J. Keeton(7)(10)..........................      24,200           *               --          --
Thomas M. Morgan...............................          --          --               --          --
All directors and executive officers as a group
  (ten persons)(11)............................     238,400         4.2%              --          --

---------------

  *  Represents less than 1.0%.

 (1) Shares are held of record by Harrah's Entertainment's indirect wholly-owned subsidiary, Harrah's Crescent City Investment Company. Does not include shares of unclassified common stock issuable upon the exercise of a warrant held by Harrah's Crescent City Investment Company. For a description of this warrant, refer to "Certain Relationship and Related Transactions." The address of Harrah's Entertainment and Harrah's Crescent City Investment Company is 5100 West Sahara Boulevard, Suite 200, Las Vegas, Nevada 89140.

 (2) According to Schedule 13G dated February 1, 2000. Merrill Lynch & Co., Inc., a parent holding company, holds shares of class A common stock through its indirectly-owned asset management subsidiaries, Merrill Lynch Asset Management, L.P. and Fund Asset Management, L.P. Merrill Lynch Asset Management, L.P. and Fund Asset Management, L.P. are investment advisers registered under Section 203 of the Investment Advisors Act of 1940, and act as investment advisors for certain investment companies registered under Section 8 of the Investment Company Act of 1940. Merrill Lynch & Co., Inc., through Merrill Lynch Asset Management, L.P. and Fund Asset Management, L.P., shares voting and dispositive power, and disclaims beneficial ownership, with respect to all of the shares of class A common stock presented. The address of Merrill Lynch & Co., Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

 (3) According to Schedule 13G dated February 1, 2000. Merrill Lynch Corporate Bond Fund, Inc. shares voting and dispositive power, and disclaims beneficial ownership, with respect to all of the shares of class A common stock presented. The address of Merrill Lynch Corporate Bond Fund, Inc. is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

 (4) According to Schedule 13G dated February 10, 2000. The address of David M. Knott is 485 Underhill Boulevard, Suite 205, Syosset, New York 11791.

 (5) Includes 5,000 shares issuable upon the exercise of presently exercisable outstanding stock options.

 (6) Mr. Satre was elected as a Class B director on March 2, 2000.

 (7) Includes shares of restricted class A common stock issued on April 29, 1999, for which the officer has voting rights but does not have the right to dispose of the stock until we satisfy certain performance goals. For a description of these performance goals, refer to footnote 2 in the Summary Compensation Table included under the heading "Executive Compensation." As of March 2, 2000, the restrictions on the following number of each officers' shares of class A common stock terminated:

         - 18,150 shares for Mr. Burford

         - 4,950 shares for Ms. Fowler

         - 2,970 shares for Mr. Keeton

 (8) Includes 92,000 shares issuable upon the exercise of presently exercisable outstanding stock options.

 (9) Includes 25,200 shares issuable upon the exercise of presently exercisable outstanding stock options.

(10) Includes 15,200 shares issuable upon the exercise of presently exercisable outstanding stock options.

(11) Includes 152,400 shares issuable upon the exercise of presently exercisable outstanding stock options.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

NOMINEES

     Our Restated Certificate of Incorporation provides that, prior to the transition date, the maximum number of our authorized directors is six, three of which are to be elected by the holders of the class A common stock, designated as Class A directors, and three of which are to be elected by the holders of the class B common stock, designated as Class B directors. Currently, the board is comprised of three Class A directors and three Class B directors. Notwithstanding, upon the occurrence of an extraordinary flip event (as that term is defined in our Restated Certificate of Incorporation), a majority of Class A directors then in office will elect an additional Class A director whose term will immediately expire if the extraordinary flip event is cured in accordance with our Restated Certificate of Incorporation. We expect that such additional Class A director will be Timothy E. Kelly, who we refer to as the "alternate." In addition, upon the acquisition by a conflicted entity (as that term is defined in our Restated Certificate of Incorporation) of at least 20% of the outstanding shares of class A common stock, a majority of Class B directors then in office will elect an additional Class B director, unless an extraordinary flip event has occurred and not been cured at such time. However, the term of this additional Class B director will immediately expire if (1) an extraordinary flip event occurs after this acquisition of 20% or more of our class A common stock leading to the additional Class B director's election or
(2) the number of shares of class A common stock held by the conflicted entity is reduced so that the conflicted entity owns less than 20% of the outstanding shares of class A common stock.

     The board of directors is divided into three groups, designated as Group I, Group II and Group III. Each group consists of one Class A director and one Class B director. The directors in each group are elected for a term of three years and until their successors are elected and qualified. The term of office of one of the groups of directors expires each year at our annual meeting of stockholders, and a new group of directors is elected by the stockholders each year at that time.

     In connection with the consummation of the third amended plan of reorganization of Harrah's Jazz Company, Harrah's Jazz Finance Corp. and Harrah's New Orleans Investment Company, Seth E. Lemler and Colin V. Reed were designated as the initial Group I directors, with Mr. Lemler serving as a Class A director and Mr. Reed serving as a Class B director. Thereafter, the other individuals identified as Group II and Group III directors below were elected by the board to serve as directors. Messrs. Lemler and Reed were re-elected by the stockholders at our 1999 annual meeting of stockholders. Pursuant to the terms of the third amended plan of reorganization, Seth E. Lemler, Edwin Jacobson and Rudy J. Cerone, each a Class A director, were nominated to serve on the board by a committee which represented the holders of the formerly outstanding 14 1/4% first mortgage notes issued by Harrah's Jazz Company and Harrah's Jazz Finance Corp.

     At the annual meeting, the terms of the two Group II directors, Messrs. Williams and Jacobson, will expire. Mr. Jacobson has been designated as the Class A director nominee by the Class A director nomination committee of the board and will thus stand for re-election as a Class A director at the annual meeting. Mr. Williams has been designated as the Class B director nominee by the Class B director nomination committee of the board and will thus stand for re-election as a Class B director at the annual meeting. If elected by the stockholders, each of the nominees will serve a three-year term that will expire at the 2003 annual meeting of stockholders. If either of the nominees should be unavailable to serve for any reason (which we do not anticipate), then the Class A director nomination committee, in the case of Mr. Jacobson, or the Class B nomination committee, in the case of Mr. Williams, may designate a substitute nominee in accordance with our Restated Certificate of Incorporation (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of this substitute nominee) or the Class A director nomination committee or the Class B nomination committee, as the case may be, may allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located and nominated.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT (1) HOLDERS OF CLASS A COMMON STOCK VOTE "FOR" THE PROPOSAL TO RE-ELECT EDWIN JACOBSON AS A CLASS A DIRECTOR AND (2) HOLDERS OF CLASS B COMMON STOCK VOTE "FOR" THE PROPOSAL TO RE-ELECT EDDIE N. WILLIAMS AS A CLASS B DIRECTOR, IN EACH CASE FOR A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED.

INFORMATION REGARDING NOMINEES AND CONTINUING DIRECTORS

     The following table sets forth certain information regarding the two nominees for director and the four incumbent directors whose terms as directors will continue following the annual meeting.


        GROUP II DIRECTORS NOMINATED TO SERVE UNTIL THE 2003 ANNUAL MEETING OF STOCKHOLDERS
Eddie N. Williams....................   Mr. Williams, age 67, has been a Class B director since
                                        March 4, 1999. Mr. Williams has served as President, Chief
                                        Executive Officer and Director of the Joint Center for
                                        Political and Economic Studies, a national non-profit
                                        research institution, since July 1972. Mr. Williams also
                                        serves as a director of each of Harrah's Entertainment,
                                        Riggs National Corporation, Riggs National Bank and
                                        CareFirst, Inc. (formerly Blue Cross/Blue Shield). Mr.
                                        Williams was a member of the executive committee of Harrah's
                                        Jazz Company and a director of Harrah's Jazz Finance Corp.
                                        from January 1995 to October 1998, both of which filed
                                        petitions under Chapter 11 of the United States Bankruptcy
                                        Code in November 1995.
Edwin Jacobson.......................   Mr. Jacobson, age 70, has been a Class A director since
                                        March 4, 1999. Since September 1990, Mr. Jacobson has served as the President and Chief Executive Officer of Heartland
                                        Partners LP, a limited partnership organized to engage in
                                        the ownership, development, leasing and sale of real estate, and as a director and the President and Chief Executive
                                        Officer of Heartland Technology, Inc., an electronics
                                        manufacturer primarily for the computer and computer printer industries.

              GROUP I DIRECTORS TO SERVE UNTIL THE 2002 ANNUAL MEETING OF STOCKHOLDERS
Colin V. Reed........................   Mr. Reed, age 52, has been a Class B director and Chairman of the board of directors since April 1998. Mr. Reed has
                                        also been a member of Harrah's Entertainment's
                                        three-Executive Office of the President since May 1999, a
                                        director of Harrah's Entertainment since December 1998, and
                                        Chief Financial Officer of Harrah's Entertainment since
                                        April 1997. He was Executive Vice President of Harrah's
                                        Entertainment from September 1995 to May 1999, and has
                                        served in several other management positions with Harrah's
                                        Entertainment since 1987. Mr. Reed was a member of the
                                        executive committee of Harrah's Jazz Company and a director,
                                        Senior Vice President and Secretary of Harrah's Jazz Finance
                                        Corp., both of which filed petitions under Chapter 11 of the
                                        United States Bankruptcy Code in November 1995. He was also a director and Senior Vice President of Harrah's New Orleans
                                        Investment Company, which filed a petition under Chapter 11 of the United States Bankruptcy Code in December 1995. In
                                        addition, he was Executive Vice President of Harrah's New
                                        Orleans Management Company, an indirect wholly owned
                                        subsidiary of Harrah's Entertainment from May 1996 to May
                                        1997 Mr. Reed served as our Chief Executive Officer and
                                        President from August 1996 to April 1998 and as President of our subsidiary, Jazz Casino Company, from May 1997 to March
                                        1998. Mr. Reed is also a director of National Airlines, Inc.
Seth E. Lemler.......................   Mr. Lemler, age 41, has been a Class A director since
                                        October 1998. Mr. Lemler has served as a Managing Director in the Investment Banking Department of Ladenburg Thalmann &
                                        Co. Inc. since May 1996. Prior to joining Ladenburg Thalmann
                                        & Co. Inc., Mr. Lemler served as a consultant at New Valley
                                        Corporation from January 1996 to May 1996. From February
                                        1987 to December 1995, Mr. Lemler served in various
                                        capacities with Deloitte & Touche LLP, including, most
                                        recently, as a senior manager in the Reorganization Advisory
                                        Services Consulting Group.

             GROUP III DIRECTORS TO SERVE UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS

Philip G. Satre......................   Mr. Satre, age 50 , has been a Class B director since March
                                        2, 2000. Mr. Satre has been Chairman of the Board of
                                        Harrah's Entertainment since January 1997, Chief Executive
                                        Officer since April 1994, and President since April 1991. He was President of the Harrah's Entertainment's Gaming Group
                                        from 1984 to August 1995, and has been a director of
                                        Harrah's Entertainment since November 1989. He is the
                                        Chairman of the executive committee of the Harrah's
                                        Entertainment board of directors. He has been Chairman and
                                        Chief Executive Officer of Harrah's New Orleans Management
                                        Company since August 1993. Mr. Satre is also a director of
                                        JDN Realty Corporation and TABCORP Holdings Limited, an
                                        Australian public company (pending regulatory approval). He was Chairman of the executive committee of Harrah's Jazz
                                        Company and a director and President of Harrah's Jazz
                                        Finance Corp., both of which filed petitions under Chapter
                                        11 of the United States Bankruptcy Code in November 1995.
Rudy J. Cerone.......................   Mr. Cerone, age 46, has been a Class A director since March
                                        4, 1999. Since December 1987, Mr. Cerone has been a partner in McGlinchey Stafford, PLLC, a law firm located in New
                                        Orleans, Louisiana.

     Effective March 2, 2000, Mr. John M. Boushy, formerly a Class B, Group III director, resigned from our board of directors. We recognize Mr. Boushy's exceptional service on our board of directors and commend him for his laudable efforts to continually advance our performance. Effective March 2, 2000, Mr. Philip G. Satre replaced Mr. Boushy as a Class B, Group III director to serve until the 2001 annual meeting of stockholders.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors conducts its business through meetings of the full board and through committees of the board. Prior to the transition date, our Bylaws require us to maintain the following committees: the audit committee, gaming committee, compensation committee, Class A director nomination committee, Class B director nomination committee and capital committee. In addition, we may form or maintain additional committees upon the affirmative vote of (1) a majority of the Class A directors then in office and (2) a majority of the Class B directors then in office. Pursuant to this authority, the board of directors has established a counsel retention committee. During the fiscal year ended December 31, 1999, the board of directors held four meetings, and each director who was serving on the board at the time of such meetings attended at least 75% of all meetings of the full board of directors. The alternate Class A director generally attends board meetings as an observer, but does not vote with the board. The audit committee held four meetings during fiscal 1999, the compensation committee held three meetings during fiscal 1999, and each of the gaming committee, compensation committee, Class A director nomination committee, Class B director nomination committee and capital committee held one meeting during fiscal 1999. The counsel retention committee did not meet during fiscal 1999.

     Audit Committee. The audit committee consists of the Class A directors and is empowered to undertake and complete an audit or investigation, at any time, into our business affairs. The audit committee is comprised of Edwin Jacobson (Chairman), Seth E. Lemler and Rudy J. Cerone.

     Gaming Committee. The gaming committee supervises our day-to-day activities and, except with respect to certain significant transactions (as set out in our Restated Certificate of Incorporation), has and may exercise, in such manner as it deems to be in our best interests, all of the powers of the board of directors in the management or direction of our business and affairs, not inconsistent, however, with any specific direction as to the conduct of our business and affairs as the board of directors may give. The gaming committee consists of two Class B directors (or, if there is only one Class B director, such director); provided, however, that upon the occurrence of a flip event (as that term is defined in our Restated Certificate of Incorporation), the Class B directors will be replaced on the gaming committee by two Class A directors (or, if there is only one Class A director at such time, such director). The gaming committee is comprised of Philip G. Satre (Chairman) and Colin V. Reed.

     Compensation Committee. The compensation committee consists of the Class A directors and is empowered to act on our behalf in all matters regarding the compensation of officers and directors. The compensation committee is comprised of Seth E. Lemler (Chairman), Edwin Jacobson and Rudy J. Cerone.

     Nomination Committees. The Class A director nomination committee consists of the Class A directors whose terms do not expire at the next annual meeting of stockholders. It selects the person(s) to stand for election as Class A directors at each meeting of stockholders, and is comprised of Rudy J. Cerone and Seth E. Lemler. The Class B director nomination committee consists of the Class B directors whose terms do not expire at the next annual meeting of stockholders. It selects the person(s) to stand for election as Class B directors at each meeting of stockholders, and is comprised of Philip G. Satre and Colin V. Reed. The board of directors will also consider nominees recommended by stockholders. For a description of the requirements for stockholder nominations and other proposals, see "Voting -- Proxies; Other Matters That May Come Before the Annual Meeting" and "Stockholders' Proposals for 2001 Annual Meeting."

     Capital Committee. The capital committee consists of one Class A director and one Class B director. After the date on which the completion guarantees (as that term is defined below) have been terminated, the capital committee is empowered to act on our behalf with respect to all changes to our capital budget and the capital budget of our subsidiary, Jazz Casino Company, between $250,000 and $2 million. The term

"completion guarantees" means (1) the Notes Completion Guarantee dated as of October 30, 1998 by Harrah's Operating Company, Inc. and Harrah's Entertainment to Norwest Bank Minnesota, National Association, as trustee, (2) the Bank Completion Guarantee dated as of October 29, 1998 by Harrah's Operating Company and Harrah's Entertainment to Bankers Trust Company, as administrative agent for the lenders under our bank credit agreement, (3) the LGCB Completion Guarantee dated as of October 30, 1998 by Harrah's Operating Company and Harrah's Entertainment to the State of Louisiana and the Louisiana Gaming Control Board and (4) the RDC/City of New Orleans Completion Guarantee dated as of October 29, 1998 by Harrah's Operating Company and Harrah's Entertainment to the Rivergate Development Corporation and the City of New Orleans. The capital committee is comprised of Seth E. Lemler (Chairman) and Philip G. Satre.

     Counsel Retention Committee. The counsel retention committee consists of one Class A director and one Class B director and is empowered to approve our selection of legal counsel in connection with any matters, transaction or transactions with our affiliates that were not approved by us prior to or on October 30, 1998, and otherwise to consider any issues relating to retaining legal counsel that the counsel retention committee deems appropriate. The counsel retention committee is comprised of Colin V. Reed and Seth E. Lemler.

DIRECTOR COMPENSATION

     Our directors receive an annual retainer of $40,000, a fee of $2,000 for each board meeting attended by the director and a fee of $1,000 for each meeting of any committee of the board attended by the director. We also pay these fees for each board meeting attended by the Class A director alternate. Each director also receives reasonable out-of-pocket expenses for attending board and committee meetings. In addition, we pay similar expenses of the Class A director alternate. In addition, under our Non-Employee Director Stock Option Plan, each non-employee director is granted (1) an option to purchase 5,000 shares of class A common stock or, after the transition date, unclassified common stock, on the later of May 13, 1999, the date our stockholders approved the director stock option plan, or the date that the person first becomes a non-employee director and (2) an option to purchase 5,000 shares of class A common stock (a) as of the date following the first annual meeting of stockholders that occurs more than one year after the person first becomes a non-employee director and (b) on the day following each subsequent annual meeting of stockholders, if the person is serving as a non-employee director as of that date. Pursuant to our Bylaws, directors who are employees of Harrah's Entertainment or certain affiliates of Harrah's Entertainment (including Messrs. Reed and Satre), receive no directors' fees or stock options.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table sets forth the compensation paid or accrued in each of the fiscal years ended December 30, 1998 and 1999 to Frederick W. Burford, our President and Chief Executive Officer and each of our other executive officers who served as an executive officer at December 31, 1999 and whose annual compensation and bonus was $100,000 or more during fiscal 1999. We refer to these four executive officers as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                     ANNUAL COMPENSATION                    AWARDS
                                             -----------------------------------   ------------------------
                                                                       OTHER
                                                                       ANNUAL      RESTRICTED    SECURITIES    ALL OTHER
                                                                    COMPENSATION      STOCK      UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR   SALARY($)   BONUS($)       ($)        AWARD(S)($)   OPTIONS(#)       ($)
---------------------------           ----   ---------   --------   ------------   -----------   ----------   ------------
Frederick W. Burford................  1999   $260,000    130,000                    $323,125(1)   115,000        $6,866(2)
  President and Chief Executive
    Officer                           1998     39,000(3)  95,335           --             --           --            44(4)
L. Camille Fowler(5)................  1999    145,000     50,750                      88,125(1)    31,500         8,966(6)
  Vice President -- Finance,          1998     21,750     30,000           --             --           --           669(7)
  Treasurer and Secretary
Fred J. Keeton(8)...................  1999     64,904     79,092       22,847(9)      52,875(1)    19,000           266(4)
  Vice President -- Government        1998         --         --           --             --           --            44(4)
  Affairs and Community Relations
Thomas M. Morgan(10)................  1999         --         --       25,665(11)         --           --            --
  Vice President -- Development

---------------

 (1) On April 29, 1999, we issued the following number of shares of restricted class A common stock to the following named executive officers: 55,000 shares to Mr. Burford, 15,000 shares to Ms. Fowler and 9,000 shares to Mr. Keeton. The amounts in the table above represent the fair value of the awards on the grant date. The officers can vote the stock and are eligible for any dividends paid on the stock but may not dispose of the shares until January 1, 2003, or earlier with respect to the following percentages of the shares upon our obtaining the following performance goals: (a) 33% of the shares upon the board of director's determination that our casino and its parking garage construction were completed by October 30, 1999 within budget; (b) 33% of the shares upon the board of director's determination that by November, 2000 (i) the master plan for the initial build-out and leasing of the second floor of our casino for non-gaming uses has been approved by us, as well as by the State of Louisiana and the City of New Orleans and (ii) certain minimum non-gaming entertainment activities are available on the second floor of the casino; and (c) 34% of the shares upon the board of directors' determination that construction and leasing of the facilities to be built on our real property located on Fulton and Poydras Streets in the City of New Orleans has been substantially completed by November, 2001. As of March 2, 2000, 33% of each officer's shares of restricted stock vested and the restrictions thereon terminated. As of December 31, 1999, the value of the restricted stock awards were as follows: $154,688 for Mr. Burford, $42,188 for Ms. Fowler and $25,313 for Mr. Keeton.

 (2) Consists of $6,600 of matching contributions made by us to our 401(k) plan based on a percentage of Mr. Burford's contributions to the 401(k) plan and $266 of insurance premiums paid by us for term life insurance for the benefit of Mr. Burford.

 (3) In connection with the consummation of the transactions contemplated by the plan of reorganization of Harrah's Jazz Company, Harrah's Jazz Finance Corp. and Harrah's New Orleans Investment Company, Mr. Burford served as a paid consultant to Harrah's Entertainment from March 1998 until October 1998. The compensation presented excludes $229,047 paid in 1998 by Jazz Casino Company, our wholly-owned subsidiary, to Harrah's Operating Company to reimburse Harrah's Operating

     Company for amounts paid to Mr. Burford for his services as a consultant in connection with the reorganization process.

 (4) Consists of insurance premiums paid by us for term life insurance for the benefit of the named executive officer.

 (5) Ms. Fowler served as the Director of Finance, Vice President, Secretary and Treasurer of Harrah's New Orleans Management Company until November 1998, when she was elected as our Vice President -- Finance, Treasurer and Secretary.

 (6) Consists of $8,700 of matching contributions made by us to our 401(k) plan based on a percentage of Ms. Fowler's contributions to the 401(k) plan and $266 of insurance premiums paid by us for term life insurance for the benefit of Ms. Fowler.

 (7) Consists of matching contributions made by us to our 401(k) plan based on a percentage of Ms. Fowler's contributions to the 401(k) plan.

 (8) Mr. Keeton joined us in September 1998 as an officer that we leased from Harrah's Operating Company. From September 1998 to July 1, 1999, Mr. Keeton was employed by Harrah's Operating Company, from which we leased Mr. Keeton. The compensation presented excludes amounts that Jazz Casino Company paid Harrah's Operating Company to reimburse it for amounts paid to Mr. Keeton. For a description of this leasing arrangement, refer to "Certain Relationships and Related Transactions."

 (9) Includes $19,839 of rent for an apartment in New Orleans, Louisiana.

(10) Mr. Morgan joined us in January 1999 when he began serving in the capacity of an officer that we leased from Harrah's Operating Company. From January 1999 to January 2000, Mr. Morgan was employed by Harrah's Operating Company, from which we leased Mr. Morgan. The compensation presented excludes amounts that Jazz Casino Company paid Harrah's Operating Company to reimburse it for amounts paid to Mr. Morgan. For a description of this leasing arrangement, refer to "Certain Relationships and Related Transactions."

(11) Includes $24,000 of rent for an apartment in New Orleans, Louisiana.

EMPLOYMENT AGREEMENTS

     We are party to employment agreements dated as of May 6, 1999 with Frederick W. Burford and an employment agreement dated as of August 25, 1999 with L. Camille Fowler. Mr. Burford and Ms. Fowler are collectively referred to below as the "executives."

     Each executive's employment agreement provides that we will employ the executive from November 1, 1998 until December 31, 2000 on the terms set forth in their respective employment agreements. In addition, beginning on December 31, 2000 and on each December 31 thereafter, each executive's employment period will be automatically extended by an additional one-year period, unless we or the executive gives timely notice to the other party that no extension will occur.

     In exchange for the executive's services under his or her employment agreement, during the employment period, the executive will:

     - receive an annual base salary, which will be paid in equal monthly or more frequent installments, at least equal to $260,000 in the case of Mr. Burford and $145,000 in the case of Ms. Fowler;

     - be awarded an annual cash bonus based on corporate and/or individual performance criteria established annually by the compensation committee, with a target bonus equal to 50%, in the case of Mr. Burford, or 35%, in the case of Ms. Fowler, of his or her annual base salary for target performance;

     - be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs provided by us that are applicable generally to, and on the same basis as, our senior management; and

     - together with the executive's family, be eligible for, and receive all, benefits under all welfare benefit plans, practices, policies and programs provided by us, to the extent applicable generally to our senior management. In addition, we are required to provide each executive with all fringe benefits in effect for our senior management and, in the case of Mr. Burford, reimbursement for rental and related maintenance fees and expenses of an apartment in New Orleans, Louisiana.

     We are also obligated to adopt a long-term compensation plan that will allow each executive to earn over a four-year period 145%, in the case of Mr. Burford, or 75%, in the case of Ms. Fowler, of his or her annual base salary. Also, to the extent compensation to an executive consists of stock options, restricted stock or other equity-based awards that may be vested and/or exercised, any instrument evidencing this compensation will provide that the equity awards will continue to vest and/or become exercisable (1) in the case of Mr. Burford, during the 18-month period following the date his employment agreement terminates and (2) in the case of Ms. Fowler, during the 12-month period following the date her employment agreement terminates. However, if the termination date occurs within two years after a change of control in JCC Holding Company, these equity awards will vest immediately and be exercisable for the 24-month period, in the case of Mr. Burford, or the 12-month period, in the case of Ms. Fowler, following the date of termination.

     During the employment period, each executive's employment (1) will terminate upon his or her death, (2) may be terminated by us with or without cause or if the executive becomes disabled and (3) may be terminated by the executive for good reason or for no reason. If, during the employment period, an executive's employment is terminated by us other than for cause or his or her disability, or the executive terminates his or her employment for good reason, then:

     - we will pay the executive the accrued obligations that we owe the executive in the form of a lump sum cash payment equal to the aggregate of (a) the sum of (1) to the extent unpaid, his or her annual base salary through the date of termination, (2) the product of (x) his or her target bonus for the year in which the date of termination occurs and (y) a fraction, the numerator of which is the number of days in the then current fiscal year through the date of termination and the denominator of which is 365, (3) to the extent unpaid, any accrued vacation pay and
       (4) to the extent unpaid, any compensation previously deferred by the executive, and (b) an amount equal to 200%, in the case of Mr. Burford, or 100% in the case of Ms. Fowler, (or, for Mr. Burford only, 299% if the date of termination occurs within two years after a change of control) of the sum of his or her (A) annual base salary and (B) target bonus for the year in which the date of termination occurs;

     - subject to certain limitations, we will continue to provide certain welfare benefits to the executive and his or her family for 18 months, in the case of Mr. Burford, or 12 months, in the case of Ms. Fowler, after the date of termination or such longer period specified in the applicable plan or program; and

     - we will pay or provide any other amounts or benefits required to be paid or provided to the executive under any of our applicable plans, programs, policies, practices or contracts.

     If, during the employment period, we terminate executive's employment for cause, the executive voluntarily terminates his or her employment without good reason, or the executive dies or becomes disabled, we must pay the executive the accrued obligations that we owe the executive (but in the case of termination by us for cause or termination by the executive without good reason, we do not have to pay his or her pro rated target bonus) and provide certain other benefits.

     Each executive's employment agreement further provides that the executive is not required to seek other employment or take other actions to mitigate amounts payable under the employment agreement, and these amounts will not be reduced if the executive obtains other employment following the termination of his employment with us. In addition, each executive is required to hold our and Harrah's Entertainment's confidential information in a fiduciary capacity for our benefit and, after the termination of the executive's employment, he or she may not disclose this confidential information without our prior written consent.

     Jazz Casino Company is also party to an agreement dated January 1, 1999 with Thomas M. Morgan under which Mr. Morgan serves as our Vice
President -- Development. Under the terms of this agreement, during 1999, Mr. Morgan was an employee of Harrah's Operating Company, from which we leased Mr. Morgan to serve in the capacity of our Vice President -- Development. On January 3, 2000, we began to employ Mr. Morgan directly as our employee for the three-month period ending March 31, 2000 or for such longer period as we agree in writing. For this period, Mr. Morgan will receive a prorated base salary calculated on the basis of the annualized base salary, exclusive of any bonus or benefits, of $195,000 that was paid to Mr. Morgan by Harrah's Operating Company as of January 1, 1999. In addition, under the terms of the agreement, on January 3, 2000 Mr. Morgan received a $87,000 bonus and a $50,000 payment for his hardship, dislocation, and loss of long-term compensation opportunities. Further, at the termination of Mr. Morgan's employment, subject to achievement of performance standards and in our sole discretion, we may pay Mr. Morgan a bonus and a hardship payment calculated on the basis of an annualized amount of $87,000 and $50,000, respectively, prorated for the actual number of days of his employment. We also agreed under the agreement to provide Mr. Morgan with medical and other benefits that are customarily provided to employees at Mr. Morgan's level. Mr. Morgan's employment agreement was not formally extended on March 31, 2000 but Mr. Morgan continues to serve as our Vice
President -- Development.

OPTION GRANTS

     The following table provides information with regard to stock option grants to the named executive officers pursuant to our 1998 Long-Term Incentive Plan during fiscal 1999. All options expire ten years from the date of grant and all options become exercisable in full on January 1, 2003, or earlier if the average trading price of the class A common stock or, after the transition date, the unclassified common stock, over 20 trading days in any 30 consecutive trading days reaches certain levels prior to January 1, 2003. Options become exercisable prior to January 1, 2003 with respect to cumulative increments of 20% of the class A common stock or the unclassified common stock, as the case may be, when the average trading price reaches $5.00, $6.00, $7.00, $8.00 and $9.00.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                NUMBER OF      PERCENT OF                                 ANNUAL RATES OF STOCK
                                SECURITIES   TOTAL OPTIONS                               PRICE APPRECIATION FOR
                                UNDERLYING     GRANTED TO     EXERCISE OR                      OPTION TERM
                                 OPTIONS      EMPLOYEES IN       BASE       EXPIRATION   -----------------------
NAME                            GRANTED(#)   FISCAL YEAR(1)   PRICE($/SH)      DATE        5%($)        10%($)
----                            ----------   --------------   -----------   ----------   ----------   ----------
Frederick W. Burford..........   115,000          53.6%          $3.50       3/4/2009     $250,496     $597,904
L. Camille Fowler.............    31,500          14.7            3.50       3/4/2009       68,614      163,774
Frederick J. Keeton...........    19,000           8.9            3.50       3/4/2009       41,386       98,784
Thomas M. Morgan..............        --            --              --             --           --           --

---------------

(1) Options to purchase a total of 214,835 shares of class A common stock were granted to employees in fiscal 1999 under our 1998 Long-Term Incentive Plan.

     Amounts reported in the last two columns represent hypothetical amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the class A common stock over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and class A common stock holdings are dependent on the timing of such exercises and the future performance of the class A common stock. We do not guarantee that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals. This table does not take into account any appreciation of the price of the class A common stock from the date of grant to the current date.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information regarding (a) the number of shares of class A common stock received upon exercise of options by the named executive officers during fiscal 1999, (b) the net value realized upon such exercise, (c) the number of unexercised options held at December 31, 1999 and
(d) the aggregate dollar value of unexercised options held at December 31, 1999. The value of unexercised in-the-money options is equal to the difference between the option exercise price and the closing sale price of $2.81 per share of class A common stock on the American Stock Exchange on December 31, 1999 multiplied by the number of shares underlying the option.

 AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                  SHARES                           OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                ACQUIRED ON      VALUE        DECEMBER 31, 1999(#)        DECEMBER 31, 1999($)
NAME                            EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                            -----------   -----------   -------------------------   -------------------------
Frederick W. Burford..........      --            --              92,000/23,000                  $--/$--
L. Camille Fowler.............      --            --              25,200/ 6,300                   --/ --
Fred J. Keeton................      --            --              15,200/ 3,800                   --/ --
Thomas M. Morgan..............      --            --                  --/    --                   --/ --

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

INTRODUCTION

     The compensation committee is responsible for developing our executive compensation policies and advising the board of directors with respect to these policies. This report by the compensation committee reviews our policies generally with respect to the compensation of all executive officers as a group for fiscal 1999 and specifically reviews the compensation established for our Chief Executive Officer for fiscal 1999.

     The members of the compensation committee are Seth E. Lemler (Chairman), Edwin Jacobson and Rudy J. Cerone. None of the committee members is or has been an officer or employee of us or any of our subsidiaries or has engaged in any business transaction or has any business relationship that are required to be disclosed in this proxy statement.

EXECUTIVE COMPENSATION PROGRAM

     Our executive compensation program for fiscal 1999 was designed primarily to attract and retain executive officers following the consummation of the transactions contemplated by the third amended plan of reorganization of Harrah's Jazz Company, Harrah's Jazz Finance Corp. and Harrah's New Orleans Investment Company and the opening of the casino. The fiscal 1999 program consisted of three elements: a salary (base pay); variable incentive pay (which was paid in the form of a cash bonus); and long-term incentive pay (stock options and restricted class A common stock). This program applied to all of our key management personnel, including our Chief Executive Officer. All of our executives were also eligible for employee benefits offered to all of our employees, including life, health, disability and dental insurance and our 401(k) savings plan. Professional compensation consultants assisted the committee with the design of a long-term compensation plan for our senior executives for the year ended December 31, 1999 and future years which we believe will (1) attract and retain a highly qualified and motivated management team and (2) link the interests of the senior executives directly with those of stockholders through the use of long-term equity incentives, primarily in the form of stock options and restricted class A common stock.

     Salary. Base salary for executive officers in 1999 was determined by the compensation committee after consideration of salary levels in the casino and gaming industry for various executive positions.

     Annual incentive pay. For services rendered in fiscal 1999, we paid cash bonuses to our executive officers ranging from $38,000 to $130,000. These bonuses were based on the Company's attainment of pre-determined objectives, such as opening the casino on time and within budget and completing a master plan for the build-out and leasing of the second floor of our casino for non-gaming entertainment uses.

     Long-Term incentive pay. Our long-term incentive program in 1999 consisted of two components: stock options and restricted class A common stock. These awards are designed to provide a multi-year incentive program for our senior executives. For each participant, the compensation committee establishes an annual long-term incentive compensation amount based on publicly available comparative data.

     Stock Options. During fiscal 1999, we granted stock options to certain of our executive officers under our 1998 Long-Term Incentive Plan. The options expire ten years from the date of grant and have an exercise price equal to the fair market value of the underlying stock on the date of grant. The options become exercisable in full on January 1, 2003, or earlier if the average trading price of the class A common stock or, after the transition date, the unclassified common stock, over 20 trading days in any 30 consecutive trading days reach certain levels prior to January 1, 2003. Options become exercisable prior to January 1, 2003 with respect to cumulative increments of 20% of the class A common stock or the unclassified common stock, as the case may be, at such time as the average trading price reaches $5.00, $6.00, $7.00, $8.00 and $9.00.

     Restricted Stock. During fiscal 1999, the compensation committee made awards of restricted class A common stock to certain of our named executive officers that are subject to certain restrictions on transferability. This restricted stock is designed to reward executive officers for achieving long-term performance objectives, such as increasing long-term stockholder value, and to provide a means of increasing stock ownership by executive officers. Of the shares of restricted stock issued to the executive officers in fiscal 1999, the shares vest, and the restrictions thereon expire, in full on January 1, 2003, or earlier with respect to the following percentages of the shares upon our obtaining the following performance goals:

          (a) 33% of the shares upon determination by the board of directors that our casino and its parking garage construction were completed by October 30, 1999 within budget;

          (b) 33% of the shares upon determination by the board of directors that the following have occurred by November 2000 (1) the master plan for the initial build-out and leasing of the second floor of the casino for non-gaming uses has been approved by us as well as by the State of Louisiana and the City of New Orleans; and (2) certain minimum non-gaming entertainment activities are available on the second floor of the casino; and

          (c) 34% of the shares upon determination by the board of directors that construction and leasing of the facilities to be built on our real property located on Fulton and Poydras Streets in the City of New Orleans, has been substantially completed by November 2001.

Effective as of March 2, 2000, our board of directors determined that the first performance goal described above was obtained and the restrictions on 33% of each officer's shares of restricted class A common stock terminated.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Frederick W. Burford served as our President and Chief Executive Officer during fiscal 1999. Mr. Burford's fiscal 1999 base salary was $260,000. Based on our performance in fiscal 1999, including opening the casino on time and within budget and completing a preliminary master plan for the build-out and leasing of the second floor of our casino for non-gaming entertainment uses, Mr. Burford earned an annual incentive bonus of $130,000, which represented 50% of his target annual incentive pay. Mr. Burford was also granted options to purchase 115,000 shares of class A common stock and 55,000 shares of restricted class A common stock during fiscal 1999. The level of Mr. Burford's base salary was based upon the comparative information reviewed by the compensation committee as described above. Mr. Burford's total compensation for fiscal 1999 is provided in detail in the Summary Compensation Table set forth above.

POLICY WITH RESPECT TO DEDUCTIBILITY OF COMPENSATION EXPENSE

     The Omnibus Budget Reconciliation Act of 1993 (OBRA) disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain of our executive officers, unless the compensation qualifies as "performance-based" under Section 162(m) of the Internal Revenue Code. Our 1998 Long-Term Incentive Plan permits the grant of stock options and other awards that are fully deductible under Section 162(m). For the year ended December 31, 2000 and future years, we intend to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent.

CONCLUSION

     Our executive compensation program is designed to closely link pay with performance and the creation of stockholder value. Under such a program, depending on the targeted performance level that we reach, our executives will be compensated at varying levels. We believe that this program is and will be successful in supporting our financial, growth and other business objectives.

COMMITTEE MEMBERS:
     Seth E. Lemler
     Edwin Jacobson
     Rudy J. Cerone

OTHER MEMBERS OF THE BOARD:
     Colin V. Reed
     Eddie N. Williams
     Philip G. Satre

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Harrah's Entertainment stock ownership. As of March 23, 2000, Harrah's Entertainment, through Harrah's Crescent City Investment Company, an indirect wholly-owned subsidiary of Harrah's Entertainment, owned 4,302,623 shares of class B common stock, or approximately 96.6% of all of the issued and outstanding shares of class B common stock, and approximately 42.6% of all of the issued and outstanding shares of class A and class B common stock. Accordingly, Harrah's Entertainment, through Harrah's Crescent City Investment Company, is able to elect all of the Class B directors, who, prior to the transition date, generally supervise our day-to-day activities. Further, Harrah's Crescent City Investment Company was granted a warrant entitling it, upon and after the transition date, to purchase shares of unclassified common stock such that, upon exercise of the warrant in its entirety, Harrah's Entertainment and its subsidiaries will own in the aggregate 50% of the then outstanding shares of unclassified common stock.

     Casino management agreement. Our subsidiary, Jazz Casino Company, and Harrah's New Orleans Management Company, an indirect wholly-owned subsidiary of Harrah's Entertainment, have entered into a management agreement, dated as of October 29, 1998, under which Harrah's New Orleans Management Company is exclusively responsible for supervising and managing our casino's operations. During 1999 Jazz Casino Company reimbursed Harrah's New Orleans Management for $100,000 of travel expenses that it incurred in connection with managing the casino. In addition, as of December 31, 1999, Jazz Casino Company had deferred the payment of approximately $1.3 million in management fees payable to Harrah's New Orleans Management Company under the management agreement.

     Minimum payment and loan guarantees. Under the terms of Jazz Casino Company's casino operating contract with the Louisiana Gaming Control Board, Jazz Casino Company is required to obtain a guaranty in favor of the State of Louisiana by and through the Louisiana Gaming Control Board to assure payment of a $100 million minimum annual payment due to the State of Louisiana by Jazz Casino Company under its casino operating contract. On October 30, 1998, Jazz Casino Company entered into an agreement with Harrah's Entertainment and Harrah's Operating Company under which Harrah's Entertainment and Harrah's

Operating Company have agreed to provide this guaranty of the $100 million minimum payment obligation on an annual basis through March 31, 2004, which is subject to annual non-renewal in accordance with the terms of the agreement. As of December 31, 1999, Jazz Casino Company had deferred approximately $1.1 million in fees payable to Harrah's Entertainment and Harrah's Operating Company under the minimum payment guaranty agreement. To ensure that we have sufficient liquidity to satisfy our operating expenses, on February 28, 2000, Jazz Casino Company stopped making the required daily payment of the minimum payment obligation due to the Louisiana Gaming Control Board under the casino operating contract and on February 29, 2000, Harrah's Entertainment and Harrah's Operating Company, in accordance with their minimum payment guaranty, began making the required daily payment of the minimum payment obligation due to the Louisiana Gaming Control Board under the casino operating contract. Harrah's Entertainment and Harrah's Operating Company have also provided a payment guarantee or "put" agreement for an aggregate principal amount of up to $166.5 million of our loans and/or stated amount of letters of credit under the Credit Agreement, dated as of October 29, 1998, among Jazz Casino Company, as borrower, JCC Holding Company, as guarantor, the banks parties thereto and Bankers Trust Company, as administrative agent. In exchange for this loan guaranty, Jazz Casino Company has agreed to pay Harrah's Entertainment an annual credit support fee equal to 0.75% of the average aggregate principal amount of loans and/or stated amount of letters of credit that are guaranteed. As of December 31, 1999, Jazz Casino Company had deferred approximately $387,000 of fees payable to Harrah's Entertainment and Harrah's Operating Company under this loan guaranty.

     Completion guarantees. Pursuant to their completion guarantees, Harrah's Entertainment and Harrah's Operating Company agreed, among other things, to (1) fund Jazz Casino Company's working capital shortfalls until the date on which, among other things, the casino is equipped with the required furniture, fixtures and equipment and ready to open for business, the casino construction is substantially completed and initial casino operations have opened for business and (2) to guarantee that, at such time, Jazz Casino Company will have available for working capital $5 million of cash and an amount equal to $25 million (less up to $10 million for certain letters of credit issued under our credit agreement and borrowings thereunder to fund a bank account for the casino) available for immediate borrowing(s) under the working capital facility provided pursuant to our credit agreement.

     Pursuant to their completion guarantees, Harrah's Entertainment and Harrah's Operating Company have also agreed to guarantee certain obligations of Jazz Casino Company including, among others, the following: (a) the obligation to complete and timely pay for the construction and equipping of the casino in accordance with the terms of (1) the Amended and Restated Lease Agreement, dated October 29, 1998, among Jazz Casino Company, the Rivergate Development Corporation and the City of New Orleans, as intervenor, (2) the General Development Agreement, dated October 29, 1998, among Jazz Casino Company, the Rivergate Development Corporation and the City of New Orleans, as intervenor,
(3) the indentures under which Jazz Casino Company's senior subordinated notes with contingent payments and its senior subordinated contingent notes are issued and (4) any applicable requirement of the Louisiana Gaming Control Board and (b) the obligation to maintain insurance coverage for, and prevent deterioration and unauthorized access to, the casino, and to pay on a timely basis certain amounts owing by Jazz Casino Company. Any expenditures made by Harrah's Entertainment or Harrah's Operating Company under these guarantees must be repaid by Jazz Casino Company pursuant to the Amended and Restated Subordinated Completion Loan Agreement, dated as of October 30, 1998, with Harrah's Entertainment and Harrah's Operating Company. We estimate that Jazz Casino Company will borrow an amount ranging from $5 million to $8 million under the completion loan agreement with Harrah's Entertainment and Harrah's Operating Company pursuant to their completion guarantees to fund the balance of the casino's construction and pre-opening costs.

     Construction lien indemnity obligations. Jazz Casino Company has obtained a title insurance policy from First American Title Insurance Company for the premises underlying the casino leased by Jazz Casino Company and certain related leased property. Pursuant to the Amended and Restated Construction Lien Indemnity Obligation Agreement dated October 30, 1998 between Jazz Casino Company and Harrah's Operating Company, any expenditures made by Harrah's Operating Company under a construction lien indemnity agreement delivered by Harrah's Entertainment and Harrah's Operating Company to First American Title Insurance Company regarding mechanic's liens that claim priority to loans and reimburse-ment obligations for letters of credit under our credit agreement, Jazz Casino Company's senior subordinated notes with contingent payments or its senior subordinated contingent notes, will be deemed unsecured limited recourse indebtedness of Jazz Casino Company to Harrah's Operating Company, due and payable on demand.

     Junior subordinated credit facility and second floor construction and master plan financing. Harrah's Entertainment and Harrah's Operating Company have agreed to provide Jazz Casino Company with up to $22.5 million of subordinated financing under a junior subordinated credit facility. As of December 31, 1999, $22.5 million of principal was outstanding under the junior subordinated credit facility and Jazz Casino Company had accrued approximately $1.3 million of interest payable under the facility. To fund the development of a master plan for the build-out and leasing of the second floor of our casino for non-gaming entertainment uses and construction-related work that needed to take place on the second floor of our casino prior to its opening in order to prevent disruption to the casino's gaming operations, on October 26, 1999 our wholly-owned subsidiary, JCC Development Company, L.L.C., arranged to borrow up to $2 million from a subsidiary of Harrah's Entertainment to fund these items. Borrowings under this loan bear interest at 9% per year, and, at JCC Development Company's option, may be repaid in cash or in kind. Principal and interest under this loan must be paid out of the permanent financing ultimately obtained for the completion of the second floor of the casino. As of December 31, 1999, approximately $1.2 million of principal and accrued interest were outstanding under this borrowing arrangement.

     Administrative services and executive leasing agreements. Pursuant to an administrative services agreement, during fiscal 1999 Harrah's Operating Company, a wholly-owned subsidiary of Harrah's Entertainment, provided us various administrative systems and services (including, among others, accounting, payroll and risk management services, and human resources administration). Pursuant to the limited forebearance agreement described below, during fiscal 1999 Jazz Casino Company deferred the fees owed under this administrative services agreement. In addition, Jazz Casino Company entered into executive leasing agreements with Harrah's Operating Company pursuant to which Harrah's Operating Company agreed to lease to Jazz Casino Company the services of Donald Stroessner and Thomas M. Morgan, each employees of Harrah's Operating Company. Under the executive lease agreement dated July 1, 1998 for Mr. Stroessner, Mr. Stroessner oversaw and managed the design and construction of the casino. In exchange for Mr. Stroessner's services, Jazz Casino Company paid Harrah's Operating Company approximately $32,000 for services rendered by Mr. Stroessner during November and December 1998 and approximately $221,000 for services rendered during 1999. Under the executive lease agreement dated December 15, 1999 for Mr. Morgan, Mr. Morgan served in the capacity of Vice President -- Development until January 3, 2000, at which time he became our direct employee. On November 18, 1999, the board of directors formally appointed Mr. Morgan as our Vice President -- Development. In exchange for Mr. Morgan's services, Jazz Casino Company and JCC Development Company, on a combined basis, paid Harrah's Operating Company approximately $259,000 for services rendered by Mr. Morgan during 1999. Jazz Casino Company has also agreed to pay additional amounts directly to Mr. Morgan for his services. For a description of these amounts, refer to "Executive Compensation -- Employment Agreements." Jazz Casino Company also arranged to lease from Harrah's Operating Company the services of Fred J. Keeton. Under this executive lease arrangement, Mr. Keeton served as our Vice President -- Government Affairs and Community Relations until July 1, 1999, at which time he became our direct employee, also serving as Vice
President -- Government Affairs and Community Relations. In exchange for Mr. Keeton's services, Jazz Casino Company paid Harrah's Operating Company $55,500 for services rendered by Mr. Keeton during the next six month period ended June 30, 1999. In addition, during 1999 we leased the services of two additional people from Harrah's Operating Company in exchange for which we paid Harrah's Operating Company an aggregate of approximately $150,000 for their services rendered in 1999.

     Slot machine lease. To finance the loading of the slot machines with approximately $6.0 million in coins, in a sale and leaseback transaction on October 20, 1999, Jazz Casino Company sold 1,085 of its slot machines to a subsidiary of Harrah's Entertainment for approximately $6.0 million. The Harrah's Entertainment subsidiary is leasing the slot machines back to Jazz Casino Company and Jazz Casino Company used the proceeds from the sale to fill the slot machines with coins. Pursuant to the limited forebearance agreement described below, during fiscal 1999, Jazz Casino Company deferred its lease payments to the Harrah's Entertainment subsidiary.

     Forebearance agreement. On February 29, 2000, Jazz Casino Company entered into a limited forebearance agreement with Harrah's New Orleans Management Company, the manager of our casino, and Harrah's Operating Company. Under this forbearance agreement, Harrah's Operating Company and/or Harrah's New Orleans Management Company agreed to forebear until August 1, 2000 the payment of the following items owed by Jazz Casino Company:

     - rent and certain additional charges owed with respect to certain equipment used at the casino that Jazz Casino Company leases from Harrah's Operating Company;

     - fees owed with respect to certain administrative services that Harrah's Operating Company provides Jazz Casino Company under an administrative services agreement; and

     - certain costs, expenses and services for which Jazz Casino Company is required to reimburse Harrah's New Orleans Management Company under its management agreement.

As of December 31, 1999, Jazz Casino Company had deferred approximately $2.7 million in accordance with the forbearance agreement.

     Casino opening reimbursements. During 1999 we reimbursed Harrah's Entertainment and its affiliates for approximately $1.0 million of certain expenses that they incurred in connection with opening the casino, including relocating employees to the New Orleans area and providing personnel to train our casino employees and staff the grand opening of the casino.

     Affiliate transactions and competition. Currently, the Chairman of the board, Colin V. Reed, is also (1) a member of Harrah's Entertainment's board of directors, (2) a member of Harrah's Entertainment's three-Executive Office of the President, and (3) Chief Financial Officer of Harrah's Entertainment. Colin
V. Reed is expected to continue to serve as a Class B director while also serving in these capacities with Harrah's Entertainment and Harrah's New Orleans Management Company. In addition, Eddie N. Williams, a Class B director, is a director of Harrah's Entertainment, and Philip G. Satre, a Class B director, is also the Chairman of the board, Chief Executive Officer, and President of Harrah's Entertainment and the Chairman of the board and Chief Executive Officer of Harrah's New Orleans Management Company. Harrah's Entertainment owns or controls (indirectly through one or more subsidiaries or affiliates) dockside casinos in Vicksburg and Tunica, Mississippi, Shreveport, Louisiana, and two riverboat casinos in Lake Charles, Louisiana. Harrah's Entertainment (or one or more of its subsidiaries or affiliates) may also develop other casinos that may compete with our casino. As a result of Harrah's Entertainment's ownership of certain casinos that may, or currently, compete with our casino, together with the positions held by Messrs. Reed, Satre and Williams as both Class B directors and officers or directors of Harrah's Entertainment, a conflict of interest may be deemed to exist by reason of such persons' access to our information and business opportunities, any or all of which could be useful to one or more of its competing casinos. The indentures governing Jazz Casino Company's senior subordinated notes with contingent payments and senior subordinated contingent notes, its management agreement with Harrah's New Orleans Management Company and our credit agreement each impose restrictions on our ability to enter into transactions with affiliates, including Harrah's Entertainment. In addition, the board of directors has implemented procedures that require transactions with affiliates to be approved by disinterested directors. We cannot assure you, however, that the restrictions in these agreements or these procedures will successfully resolve conflicts of interest confronting us, or which we may confront.

                            STOCK PERFORMANCE GRAPHS

     The following performance graph and accompanying table compare the stockholders' cumulative return on the class A common stock with the cumulative total return of the Standard & Poor's Small Cap 600 Stock Index and the Gaming, Lottery and Paramutual Companies Industry Group of the S&P Small Cap 600 Stock Index from December 9, 1998, the date the class A common stock began trading on the American Stock Exchange, and ending on December 31, 1999. The comparative data assumes $100.00 was invested on December 9, 1998 in the class A common stock and in each of the indices referred to above and assumes that dividends, if any, were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS

                              [PERFORMANCE GRAPH]

-------------------------------------------------------------------------------------------------------------
DESCRIPTION                            DECEMBER 9, 1998        DECEMBER 31, 1998        DECEMBER 31, 1999
-------------------------------------------------------------------------------------------------------------
 JCC Holding Company                       $100.00                  $ 96.43                  $ 80.36
 S&P SmallCap 600 Index                    $100.00                  $105.88                  $119.02
 S&P Smallcap 600 Gaming Index             $100.00                  $104.39                  $161.02

     The stock price performance shown in the table set forth above is not necessarily indicative of future stock price performance. Information used in the table was obtained from Zacks Investment Research, Inc., a source believed to be reliable, but we are not responsible for any errors or omissions in this information.

     The stock performance graph is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The United States securities laws require our directors and executive officers and any persons who beneficially own more than 10% of our common stock, as well as certain affiliates of these persons, to file initial reports of their ownership of class A and class B common stock and subsequent reports of changes in such ownership with the SEC and the American Stock Exchange. To our knowledge, based solely on our review of the copies of the reports furnished to us and written representations that no other reports were required, during fiscal 1999, all directors, executive officers and beneficial owners of more than 10% of our common stock made all required filings, except that Mr. Thomas
M. Morgan failed to timely file his Initial Statement of Beneficial Ownership of Securities on Form 3 in January 1999 and Mr. Frederick J. Keeton failed to timely file his Initial Statement of Beneficial Ownership of Securities on Form 3 in September 1998, one Statement of Changes in Beneficial Ownership on Form 4 in April 1999 reporting our grant to him of stock options, and one Statement of Changes in Beneficial Ownership on Form 4 in May 1999 reporting our grant to him of shares of restricted class A common stock.

                                   PROPOSAL 2

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The board of directors has appointed the firm of Deloitte & Touche LLP to serve as our independent accountants for the year ending December 31, 2000. The board has directed that such appointment be submitted to our stockholders for ratification at the annual meeting. Deloitte & Touche LLP has served as our independent accountants since October 30, 1998 and we consider it to be well qualified. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the board of directors will reconsider the appointment.

     Representatives of Deloitte & Touche LLP will be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2000.

                STOCKHOLDERS' PROPOSALS FOR 2001 ANNUAL MEETING

     Nominations by stockholders for director elections and other proposals of stockholders intended to be presented at the 2001 annual meeting of stockholders, together with certain related information specified in the SEC's Rule 14a-8, must be submitted to us in writing on or before December 20, 2000 in order for the matters to be included in our proxy materials for the 2001 annual meeting of stockholders. Nominations and other proposals of stockholders that are submitted to us after this date may be excluded from our proxy materials for the 2001 annual meeting of stockholders and will otherwise be subject to the SEC's Rule 14a-4(c). See "Voting -- Proxies; Other Matters That May Come Before the Annual Meeting."

     As provided in our Bylaws, to submit a nominee to stand for election as a director at the 2001 annual meeting of stockholders or a proposal to be presented at this meeting, you must provide us notice. We must receive this notice not less than sixty nor more than ninety days, in the case of the submission of a director nominee, and not less than sixty nor more than one-hundred and twenty days, in the case of the submission of a proposal, prior to May 16, 2001. However, if less than seventy days notice or prior public disclosure of the date of such meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received by us no later than the close of business on the tenth day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. In addition, any notice must contain the information required by our Bylaws.

     All nominations, proposals and related information with regard to the 2001 annual meeting of stockholders should be submitted by certified mail, return receipt requested, to JCC Holding Company, One Canal Place, 365 Canal Street, Suite 900, New Orleans, Louisiana 70130, Attention: L. Camille Fowler, Vice President -- Finance, Treasurer and Secretary.

                                            By Order of the Board of Directors.

                                            /s/ L. CAMILLE FOWLER

                                            L. Camille Fowler
                                            Vice President -- Finance, Treasurer
                                            and Secretary

New Orleans, Louisiana
April 19, 2000

                      ------------------------------------

     Our 1999 Annual Report and our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which includes audited financial statements, have been mailed to our stockholders with these proxy materials. These materials do not form any part of the material for the solicitation of proxies.

                                     PROXY

                              CLASS A COMMON STOCK

                              JCC HOLDING COMPANY

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS


The undersigned hereby appoints Frederick W. Burford and L. Camille Fowler, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Class A Common Stock ("Common Stock") of JCC Holding Company, a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders of the Company, to be held at the Harrah's New Orleans Casino in the Mansion Ballroom, 4 Canal Street, New Orleans, Louisiana, on May 16, 2000 at 10:00 a.m. central time and at any adjournments thereof, as indicated below and subject to the conditions specified below.

THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE PROXIES "FOR" THE ELECTION OF THE NOMINEE NAMED IN PROPOSAL 1 AND "FOR" PROPOSAL 2. At the present time, the Board of Directors knows of no other business to be presented to a vote of the stockholders at the Annual Meeting. However, the proxies are hereby authorized to vote in their discretion on any stockholder proposals subsequently presented for a vote of the stockholders at the Annual Meeting, as well as on the election of any person selected in accordance with the Company's Restated Certificate of Incorporation as a director nominee if the director nominee named in Proposal 1 is unable to serve or for good cause will not serve, and on matters incident to the conduct of the Annual Meeting.

If the undersigned notifies the Secretary of the Company at or prior to the Annual Meeting or any adjournments thereof of the decision of the undersigned to withdraw this proxy card, then the power of said proxies shall be deemed terminated and of no further force and effect. If the undersigned withdraws this proxy card in the manner described above and prior to the Annual Meeting or any adjournments thereof does not submit a duly executed and subsequently dated proxy card to the Company, the undersigned may vote in person at the Annual Meeting all shares of Common Stock owned by the undersigned as of the record date, March 23, 2000.

-----------                                                    -----------
SEE REVERSE    CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
   SIDE                                                           SIDE
-----------                                                    -----------

                   PLEASE COMPLETE, DATE, SIGN AND MAIL THIS
                  PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.

                             o Please detach here o


29.000

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1. The election of Edwin Jacobson as a Class A Director of the                [ ] Vote FOR        [ ] Vote WITHHELD
Company to serve until the 2003 Annual Meeting of the Company's                   the nominee         from the nominee
stockholders and until his successor is duly elected and qualified.

2. The ratification of the appointment of Deloitte & Touche LLP as the
Company's independent accountants for the fiscal year ending
December 31, 2000.                                                            [ ] For        [ ] Against       [ ] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION
IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box  [ ]       Mark here if you plan to   [ ]
Indicate changes below.             attend the Annual Meeting                   Date
                                                                                    ----------------------


                                                                                    [                     ]

                                                                                    Signature(s) in Box
                                                                                    Please sign exactly as your name appears on this
                                                                                    proxy card. When shares are held jointly, both
                                                                                    holders should sign. When signing as attorney,
                                                                                    executor, administrator, trustee or guardian,
                                                                                    please give your full title. If the holder is a
                                                                                    corporation or a partnership, the full corporate
                                                                                    or partnership name should be signed by a duly
                                                                                    authorized officer.

                                     PROXY

                              CLASS B COMMON STOCK

                              JCC HOLDING COMPANY

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS


The undersigned hereby appoints Frederick W. Burford and L. Camille Fowler, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Class B Common Stock ("Common Stock") of JCC Holding Company, a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders of the Company, to be held at the Harrah's New Orleans Casino in the Mansion Ballroom, 4 Canal Street, New Orleans, Louisiana, on May 16, 2000 at 10:00 a.m. central time and at any adjournments thereof, as indicated below and subject to the conditions specified below.

THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE PROXIES "FOR" THE ELECTION OF THE NOMINEE NAMED IN PROPOSAL 1 AND "FOR" PROPOSAL 2. At the present time, the Board of Directors knows of no other business to be presented to a vote of the stockholders at the Annual Meeting. However, the proxies are hereby authorized to vote in their discretion on any stockholder proposals subsequently presented for a vote of the stockholders at the Annual Meeting, as well as on the election of any person selected in accordance with the Company's Restated Certificate of Incorporation as a director nominee if the director nominee named in Proposal 1 is unable to serve or for good cause will not serve, and on matters incident to the conduct of the Annual Meeting.

If the undersigned notifies the Secretary of the Company at or prior to the Annual Meeting or any adjournments thereof of the decision of the undersigned to withdraw this proxy card, then the power of said proxies shall be deemed terminated and of no further force and effect. If the undersigned withdraws this proxy card in the manner described above and prior to the Annual Meeting or any adjournments thereof does not submit a duly executed and subsequently dated proxy card to the Company, the undersigned may vote in person at the Annual Meeting all shares of Common Stock owned by the undersigned as of the record date, March 23, 2000.

-----------                                                    -----------
SEE REVERSE    CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
   SIDE                                                           SIDE
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                   PLEASE COMPLETE, DATE, SIGN AND MAIL THIS
                  PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.


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                             o Please detach here o

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29.000

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1. The election of Eddie N. Williams as a Class B Director of the             [ ] Vote FOR        [ ] Vote WITHHELD
Company to serve until the 2003 Annual Meeting of the Company's                   the nominee         from the nominee
stockholders and until his successor is duly elected and qualified.

2. The ratification of the appointment of Deloitte & Touche LLP as the
Company's independent accountants for the fiscal year ending
December 31, 2000.                                                            [ ] For        [ ] Against       [ ] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box  [ ]       Mark here if you plan to   [ ]
Indicate changes below.             attend the Annual Meeting                   Date
                                                                                    ----------------------


                                                                                    [                     ]

                                                                                    Signature(s) in Box
                                                                                    Please sign exactly as your name appears on this
                                                                                    proxy card. When shares are held jointly, both
                                                                                    holders should sign. When signing as attorney,
                                                                                    executor, administrator, trustee or guardian,
                                                                                    please give your full title. If the holder is a
                                                                                    corporation or a partnership, the full corporate
                                                                                    or partnership name should be signed by a duly
                                                                                    authorized officer.
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